Filed Pursuant to Rule 433
Registration Number 333-179541
May 16, 2012
Investor Presentation

Forward Looking Statements
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. THE ISSUER, ANY SELLING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 262.253.9800, extension 122.
CERTAIN STATEMENTS IN THIS DOCUMENT CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 THAT ARE INTENDED TO BE COVERED BY THE "SAFE HARBOR" CREATED BY THAT SECTION. FORWARD-LOOKING STATEMENTS MAY ADDRESS THE FOLLOWING SUBJECTS AMONG OTHERS: EXPECTED REVENUES AND OTHER OPERATING RESULTS AND OUR EXPECTATIONS CONCERNING OUR BUSINESS STRATEGY. FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS, AS A RESULT OF VARIOUS FACTORS INCLUDING THOSE RISKS AND UNCERTAINTIES REFERRED TO IN THE RISK FACTORS SECTION OF THE PROSPECTUS FOR THE OFFERING AND DISCUSSED IN OUR MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND OUR SUBSEQUENTLY FILED QUARTERLY REPORTS ON FORM 10-Q.
IN THIS DOCUMENT, WE REFER TO INFORMATION REGARDING POTENTIAL MARKETS FOR PRODUCTS AND OTHER INDUSTRY DATA. WE BELIEVE THAT ALL SUCH INFORMATION HAS BEEN OBTAINED FROM RELIABLE SOURCES THAT ARE CUSTOMARILY RELIED UPON BY COMPANIES IN OUR INDUSTRY. HOWEVER, WE HAVE NOT INDEPENDENTLY VERIFIED ANY SUCH INFORMATION.
This presentation copyright 2012 by ZBB Energy Corporation

Power Industry Ripe for Disruption
Integrates uncontrolled power flows into economical, clean and reliable power systems
Grid is built on old technology
Rise of distributed renewables
Limited ability to store electricity
Diesel generated electricity is expensive

Mega-Trend Market Opportunity
Grid Storage Market Size ($ Billion) *
Top 5 Markets in 2017
(in billions $) *
UK
$10.7
Germany
$10.0
US
$25.7
Japan
$20.3
China
$20.0
* Source: Lux Research March, 2012

Major Market Driver: Increasing Solar Power
Solar Power Continues to Climb:
Decreasing cost to deploy & maintain *
Supportive environmental laws and mandates
State & federal incentives
Increase in cost of diesel fuel
Migration away from nuclear power
Distributed solar power will not scale without the smart storage that the ZBB EnerSystem enables
Growth in Distributed Solar Annual Capacity - Americas & Asia Thru 2015*

Unstable/Congested Grid
Distributed solar and wind generation cause intermittency
Unpredictable loads
Increase in electricity costs
Poor real-time control
Commercial & Industrial
Residential
Microgrid
Distributed
Resources
Load Serving Entity
Industrial Customer
Commercial Customer
Multi-Dwelling Unit
Residential
Customer

Solution: Networked Smart Storage with ZBB EnerSystem
Shock absorber for rapid change
Network of reserve capacity
Clips demand peaks
Replaces Demand Response
Reduces the need for diesel
Integrates renewables and storage
Blends AC and DC circuits

Commercial & Industrial
Residential
Microgrid
Distributed
Resources
Load Serving Entity
Industrial Customer
Commercial Customer
Multi-Dwelling Unit
Residential
Customer

ZBB EnerSystem
Simultaneous money saving operations
Modular electronics and storage
Plug & Play operation
Patented technology
On-grid or off-grid operation
Enables penetration of renewables
Grid control asset
Storage agnostic

ZBB EnerSection™ Power & Energy Control Center

- **ZBB EnerSection** - *"Cisco router"* for power
- Microgrid-in-a-box
- Patented common DC bus
- Identical power modules; software configured
- Easily expanded in the field
- Proprietary inverters to 125 kW; ETL certified to UL 1741
- -30°C to +50°C temperature range



ZBB...optimizing energy availability

9

Cost Comparison:Renewable Integration with Storage & Grid
49% less expensive than conventional project cost*
Common components
Single point of connection to Grid
Common software
Factory tested as a system
Less project risk
* Source:  Internal company estimates
Expansion
Delivered Equipment
Install
Design Engineering
Site Planning
Design
ZBB System Conventional Architecture

ZBB EnerStore™ Energy Storage System

- Zinc-bromide flow batteries
  - Lowest long-term cost of ownership
  - Wide temperature range
  - 1-8 hour discharge times
  - 5x energy density of vanadium flow batteries
  - Cost less than Li-ion
- Modular and transportable
- Scalable from 50kWh to 1MWh
- Environmentally friendly, easy to permit
- Multiple patents and trade secrets



250kWh ZBB EnerStore



50kWh ZBB EnerStore

ZBB...optimizing energy availability

11

Cost Saving of ZBB EnerStore™ Compared to Lead Acid

20 year, 200 kWh Installation

- Complete battery replacement vs plastic stack replacement
- Lead acid batteries are about five times the OPEX vs EnerStore
- Lead acid typically has more than two times the service costs
- Flow batteries can save $600,000 over project



$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
CAPEX System
OPEX Replacement Parts
OPEX Service
ZBB Flow
Lead Acid

* Source: Internal company estimates

ZBB...optimizing energy availability
12

Target Market by Application
Microgrids
Ensure reliable power in environments that are unstable and rely on generators for a portion of their power
Commercial Buildings
Integrate renewables with storage and smart grid interface. Minimize the use of diesel generators.
Off-Grid
Lower cost for communication towers and remote power by  eliminating use of diesel generators and lead-acid batteries

Off-Grid

ZBB energy corporation

Market Opportunity

- 1.4 billion people have no electricity
- Poor grids depend on diesel fuel
- Military fuel costs dollars and lives
- Telecom depends on diesel fuel & lead acid

Problems

- Integration of intermittent AC and DC circuits with storage is complex
- Costly, unreliable storage options
- Diesel costs going up
- Lead-acid battery environmental issues

Which would you buy?



Full Cost of Electricity *
$/kWh
2
1.5
1
0.5
0
ZBB EnerSystem™ w/50kW PV
Diesel Genset (25kW)
Diesel India (25kW)

** Source: Internal company estimates*

ZBB...optimizing energy availability

14

Remote Grid Project Example: US Military

ZBB energy corporation

ZBB is the market leader in storage design wins for the U.S. military market

- Fort Sill microgrid; 500kWh project with Eaton
- Trailer mounted EnerSection for forward operating bases and Homeland Security
- 1MWh system for Naval Facilities Engineering Command
- Transportable system for Army
- Pearl Harbor Hickam for SPIDERS Microgrid program

DEPARTMENT OF DEFENSE · UNITED STATES OF AMERICA







ZBB...optimizing energy availability

15

Major Market Driver: Microgrids
Can function as autonomous islands of power during times of emergency
Use a mix of energy sources, including renewables
Need intelligent power management and storage to be reliable and cost-effective
Remote/off-grid
Military stationary base
campus environment
commercial/industrial
commercial/industrial
Annual Microgrid Revenue by Segment, Base Scenario, World Markets:  2011-2017*
* Source:  Pike Research

Data Centers & UPS Integration

- ZBB EnerSystem works seamlessly with existing DC based UPS systems
- Integrates renewables, storage, grid input and DC output, included LED lighting
- Use of system to supplement diesel genset
- Provides stable supply of power from renewables
- >30% efficiency savings using DC sources
- Creates an AC and/or DC microgrid
- Avoids peak demand charges



STARLINE DC SOLUTIONS

the green grid® member

ZBB EnerSystem expandable with needs

- 25 to 200kW of PV
- 25 to 200kW wind
- 50 to 1000kWh of storage
- 380 VDC "UPS" output from all sources

ZBB...optimizing energy availability

17

Building Integration Example: Hawaii Mid-Rise Residential Power Systems

ZBB energy corporation

Challenge

- Expensive ($0.28-0.33/kWh), unreliable electricity
- 4 hour daily peak rate
- Grid instability due to renewable saturation
- Emissions compliance & fuel costs make diesel back-up cost prohibitive
- 6000 elevator back-up system replacements required by code

Solution

- ZBB EnerSystem integrates renewables with storage and grid; provides provides off-grid back-up

Results

- Multiple tax credits shorten ROI
- **40%*** electrical cost savings
- Grid operator gains stability



50kW/200kWh System
"Common Power Systems" *



Cost Comparison: Genset vs. ZBB
$700K
$600K
$500K
$400K
$300K
$200K
$100K
$0K
$250
$222
$191
$222
Gen Set Cost - Installed
ZBB System w/ PV - Installed
Hawaii Tax Credit (35%)
Federal RE ITC (30%)
Net Installed Cost

ZBB...optimizing energy availability

*Source: Internal company estimates

**Federal tax credits currently only available for residential applications

18

China Joint Venture
ZBB Energy holds 34% share and controls JV through Hong Kong holding company
Began operation at the end of 2011 with $13.4 million in registered capital
Partnered with PowerSav and two State Grid companies
First twelve ZBB EnerStore systems in assembly and test May-July 2012 timeframe
Market expected to reach $20 Billion by 2017*
* Source: Lux Research March, 2012

International Strategic Relationships
Honam Petrochemical Corp.
Honam is a $12 Billion division of the Lotte Group ($50 Billion in assets)
Collaboration on cost reduction and ramp of V3 ZBB EnerStore battery
Exclusive distribution in Korea, non exclusive in Japan, Taiwan, Malaysia, Singapore, Vietnam
US Technology Company R&D Project
Development of larger scale flow batteries
$700k equity investment; $800k phase one project

ZBB Operations

- 1 MWh ZBB EnerStore capacity per month (1 battery module per day)
  - Increase to 1.5 MWH per month with proportional increase in direct labor
- ZBB EnerSection assembly and test in ZBB facility
- 25 kW inverter ETL certified to UL 1741
  - 60 & 125 kW inverters expected to be ETL certified to UL 1741
- 30,000 Sq. ft. production in Wuhu, China



Inverter Assembly - Milwaukee, WI



60 kW Inverter



ZBB EnerStore Assembly – Milwaukee, WI

ZBB...optimizing energy availability

21

ZBB Projects

United States

- Oregon State
- Calif. Public Utility Comm.
- NAVFAC/SEI (So. Calif.)
- NAVFAC/SNI (So. Calif.)
- General Atomics (So. Calif.)
- Major Sports Stadium (Arizona)
- Military - Undisclosed (Texas)
- Eaton/Ft Sill (Oklahoma)
- Lower Valley (Wyoming)
- DoD/Transportable (Wisconsin)
- UWM (Wisconsin)
- CCG/IIT (Illinois)
- UE Corp. (N. Virginia)
- Envinity (Pennsylvania)
- Pualani Manor (Hawaii)
- Military – Undisclosed (Hawaii)



International

- BC Hydro (Canada)
- Dundalk (Ireland)
- China – Two Sites TBD
- JeJu Island (Korea)
- Honam Lab (Korea)

- ***55+ ZBB EnerStores in backlog for projects around world***
- ***Initial shipments began Q1 2012***

ZBB…optimizing energy availability

Product Sales Funnel & Backlog
Backlog of 55+ ZBB EnerStores as May, 2012
Shipments Backlog
q2-11 q3-11 q4-11 q1-12 q2-12 q3-12
Market Segment Number of Opportunities Dollar Value
Remote Grid 13 $12,369,998
Commercial Building 5 $  1,750,076
Micro Grid 18 $13,316,234
Strategic Partner 4 $  4,350,000
Other 15 $  3,923,146
Total 55 $35,709,454

ZBB Key Takeaways

ZBB energy corporation

- Addressing fast-growing, mega-trend global market opportunity
- ZBB EnerSection is the *"Cisco Router"* of power
- Smart storage solves distributed grid problems
- Strong IP position creates sustainable advantage
- Backlog demonstrates product acceptance
- At inflection point; shipments began in fiscal Q3
- Expect continued product revenue and margin ramp
- Targeting break even earnings by Q4, 2013
- Operationally set to ramp domestic annual sales to $45 million



ZBB EnerSystem



Shipments
Backlog
$ Millions
$7
$6
$5
$4
$3
$2
$1
$0
Q2-11
Q3-11
Q4-11
Q1-12
Q2-12
Q3-12

ZBB...optimizing energy availability
24

Contact Us
Company Contact:
Eric Apfelbach
President & CEO
eapfelbach@zbbenergy.com
Office: (262) 253-9800 x 123
Mobile: (608) 576-7549

Investor Relations:
Justin Vaicek
Liolios Group, Inc.
Tel (949) 574-3860
ZBB@liolios.com